EXHIBIT 99.1

Adaptive Medias Announces Exclusive Strategic Partnership With Communly

IRVINE, Calif., Sept. 29, 2015 (GLOBE NEWSWIRE) -- Adaptive Medias, Inc. (OTCQB:ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced that it has exclusively partnered with Communly (www.communly.com), a social network that creates highly engaged communities while allowing influencers to understand their demographic and identify trends within their respective communities. Adaptive Medias expects to realize initial revenues from this contract during the first quarter of 2016.

With this new partnership, Communly will leverage Adaptive Media's ad-tech platform Media Graph for its digital content management, mobile-first video player, and ad serving and monetization capabilities. The partnership will open the door to thousands of digital influencers and their hundreds of millions of loyal followers to connect safely in one central platform on Communly.

Communly is a dedicated social network that allows audiences to connect around topics they're most passionate about with their favorite digital celebrity. Communly's CEO and co-founder, Alaxic Smith, exposed a flaw in the cyber security of the Kardashian sisters' sites and apps, which went live this month. The company behind the sites, Whalerock Digital Media, has since fixed the problem, but Alaxic's discovery led to some controversial numbers when it came to the number of app downloads for each Kardashian, as noted on TechCrunch. Communly's other co-founder, Taj Stansberry, is a famed American director and photographer, who is credited with having the most watched female music video of all time on YouTube -- Jennifer Lopez' "On the Floor" -- with more than 800 million views.

Communly Co-Founder Alaxic Smith said, "Adaptive's Media Graph platform will enable us to enhance our social network's content offerings and enable increased engagement of fans and their favorite celebrities on the communly platform. It's no secret that digital video is in high demand, so we're planning to use video intelligently and offer it to our audiences in an unintrusive way. This will help our influencers to safely connect with their audiences and avoid issue of data leakage."

Adaptive Medias' CEO John B. Strong said, "Alaxic Smith is a visionary and entrepreneur who developed the concept of Communly at an early age. We believe Alaxic will be at the forefront of the next disruption in social media. Alaxic and his cofounder Taj Stansberry understand the immense value of organizing people into communities of similar interests. Additionally, their partnership with Adaptive Medias, and its proprietary Media Graph platform will give them the powerful technology resources they need to be the leaders in creator content."

Strong continued, "It's clear that digital content today is similar to the film libraries of the past, providing streams of revenue for years to come, just as old episodes of television shows have done in syndication. Communly's platform will be at the forefront of the shift for creators to archive, showcase, and monetize their content across the digital spectrum in a secure environment."

ABOUT COMMUNLY

Communly, founded in 2012, is the best place to build or grow a highly engaged fan base. Having large numbers of followers on other platforms looks good, but what matters is how those followers convert to actual revenue for creators to keep creating. Communly is committed to building technology that creates highly engaged communities, while allowing teams and individuals to understand their demographic and identify trends within their respective communities. For more information, please visit www.communly.com.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact at Adaptive Medias:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800

         PR Contact at Communly:
         Taj Stansberry
         taj@communly.com